Exhibit 1.01
ZHONE TECHNOLOGIES, INC.
CONFLICT MINERALS REPORT
For the Reporting Period
from January 1, 2014 to December 31, 2014

This Conflict Minerals Report (this “Report”) of Zhone Technologies, Inc. for the year ended December 31, 2014 has been prepared pursuant to Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Rule”). The Rule imposes certain reporting obligations on every registrant having conflict minerals that are necessary to the functionality or production of a product manufactured by the registrant or contracted by the registrant to be manufactured. Please refer to the Rule, Special Disclosure Report on Form SD (“Form SD”) and the 1934 Act Release No. 34-67716 (August 22, 2012) for definitions of the terms used in this Report, unless otherwise defined herein. This Report does not address any conflict minerals that were “outside the supply chain” prior to January 31, 2013, as any such conflict minerals are exempted under the Rule and Form SD. References in this Report to “Zhone,” “we,” “us” and “our” mean Zhone Technologies, Inc. and our consolidated subsidiaries.
Zhone designs, develops and manufactures communications network equipment for telecommunications operators and enterprises worldwide. Our products provide enterprise solutions that enable both network service providers and enterprises to deliver high speed fiber access, while transporting voice, video and data to the end user. We have determined that the Rule applies to our business because necessary conflict minerals are contained in our products.
In accordance with the Rule and Form SD, we have therefore conducted a reasonable country of origin inquiry (“RCOI”) to determine whether any conflict minerals in our products in 2014 originated in the Democratic Republic of Congo (“DRC”) or an adjoining country (collectively, “Covered Countries”) or are from recycled or scrap sources. Based on our RCOI, we have reason to believe that necessary conflict minerals contained in our products may have originated in the Covered Countries, and have reason to believe that such necessary conflict minerals may not be from recycled or scrap sources. Accordingly, we have conducted due diligence on the source and chain of custody of those conflict minerals.
We designed our due diligence measures to conform in all material respects with the internationally recognized due diligence framework set forth in The Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Second Edition, and the related Supplements for gold, tin, tantalum and tungsten (collectively, the “OECD Guidance”). The OECD Guidance specifies that the requirements for compliance should reflect a company’s position in the supply chain. In particular, the OECD Guidance states that the implementation of due diligence should be tailored to a company’s activities and relationships and that the nature and extent of due diligence may vary based on a company’s size, products, relationships with suppliers and other factors. Due to practical difficulties associated with supply chain complexities, the OECD Guidance advises that downstream companies exercise due diligence primarily by establishing controls over their immediate suppliers. We are a downstream supplier, many steps removed from the mining of conflict minerals. Accordingly, we rely primarily on our “tier 1” (direct) suppliers to provide information with respect to the origin of the conflict minerals contained in the components and materials supplied to us.
As part of our due diligence measures, we established company management systems regarding conflict minerals. We have established a cross-functional compliance team comprising representatives from our manufacturing, purchasing and finance departments to execute and manage our conflict minerals program. This compliance team reports directly to our Chief Financial Officer.
To determine whether necessary conflict minerals in our products originated in Covered Countries, we contacted tier-1 suppliers based on procurement spend representing approximately 88% of our total expenditures in 2014 on components and materials used in the products that we manufacture, and provided them with a copy of the Electronic Industry Citizenship Coalition and The Global e-Sustainability Initiative Conflict Minerals Reporting Template (the “EICC/GeSI Form”) to complete and return to us. Follow-up requests were sent to suppliers who did not respond. We reviewed the responses received to identify risks and determine the country of origin of conflict minerals.
In reviewing all of the diligence data we received (whether from completed EICC/GeSI Forms, responses to our inquiries or otherwise), we assessed the reasonableness of data and checked for the presence of “red flags.” We consider red flags to be obvious indications or circumstances that indicate the supplier disclosure is inaccurate or improper and thus, may not be reliable. Factors we took into account in identifying and assessing supplier risk included the failure of a supplier to respond to our inquiries, inadequacies and inconsistencies in, or incompleteness of, a supplier’s responses, absence of smelter data or sourcing information for suppliers that indicated conflict minerals may be present in their products, or suppliers that indicated conflict minerals in their products may be sourced from Covered Countries.

Where smelters and refiners were identified, we compared these to the EICC/GeSI Conflict-Free Sourcing Initiative’s standard smelter name list to verify whether the smelters and refiners have been validated by the EICC/GeSI Conflict-Free Smelter Program as legitimate smelters and refiners, and to determine whether the smelters and refiners have been identified as compliant (i.e., that the conflict minerals processed or refined by that smelter or refiner did not directly or indirectly finance or benefit armed groups in Covered Countries).
The primary risks we identified with respect to the reporting period ended December 31, 2014 related to inconsistencies or inadequacies in, or the incompleteness of, suppliers’ responses to the EICC/GeSI Forms, and the associated difficulties in identifying the smelters and refiners in our supply chain. To address these risks, we are continuing to engage with our suppliers to elicit better information regarding the conflict minerals in our supply chain, and to encourage suppliers to properly complete and return the EICC/GeSI Form.
We do not have direct relationships with any smelters or refiners and accordingly do not directly audit any smelters or refiners in our supply chain. Instead, we rely on the third-party audits of smelters and refiners conducted as part of the EICC/GeSI Conflict-Free Smelter Program. The EICC/GeSI Conflict-Free Smelter Program uses independent private sector auditors to audit the source, including mines of origin, and chain of custody of the conflict minerals used by smelters and refiners that agree to participate in the program. The smelters and refiners that are found by the EICC/GeSI Conflict-Free Smelter Program to be compliant are those for which the independent auditor has verified that the smelter and/or refiner does not process conflict minerals that have originated from mines in the Covered Countries that directly or indirectly financed or benefited armed groups.
We have published our Form SD for calendar year 2014 and this Report on our website at www.zhone.com/investors/financials under the heading “Other SEC Filings,” and have also publicly filed our Form SD for calendar year 2014 (which includes this Report) with the Securities and Exchange Commission.
Since December 31, 2014, we have taken, and intend to continue to take, steps to mitigate the risk that our necessary conflict minerals may benefit armed groups and to improve our due diligence processes. Due diligence is an ongoing, proactive and reactive process, and we are continuing to work with our suppliers to identify and prevent or mitigate any risks of adverse impacts associated with conflict minerals. With respect to necessary conflict minerals contained in our products for the year ended December 31, 2015, we expect to work more closely with our suppliers to better communicate our expectations with respect to conflict minerals sourcing and to improve the quality and detail of their conflict minerals reporting to help us determine the existence and origin of conflict minerals in our supply chain.
Attached as Appendix A is a list of the smelters and refiners identified to us by our tier-1 suppliers as facilities that process conflict minerals contained in their products that we were able to validate, based on Conflict-Free Sourcing Initiative ("CFSI") information, as being valid smelters or refiners. Since the majority of our tier-1 suppliers reported smelter and refiner information at the company or division level and not at the product level, we do not know with any certainty that the listed smelters and refiners processed any conflict minerals that were used in the parts and components we purchased. We have determined that requesting our tier-1 suppliers to complete the EICC/GeSI Form represents our reasonable best efforts to determine the mines or locations of origin of the conflict minerals in our supply chain.

APPENDIX A

Metal	Smelter / Refiner Name	Country
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.*	GERMANY
Gold	Argor-Heraeus SA*	SWITZERLAND
Gold	Asahi Pretec Corporation*	JAPAN
Gold	CCR Refinery – Glencore Canada Corporation*	CANADA
Gold	Dowa*	JAPAN
Gold	Eco-System Recycling Co., Ltd.*	JAPAN
Gold	Heraeus Ltd. Hong Kong*	HONG KONG
Gold	Heraeus Precious Metals GmbH & Co. KG*	GERMANY
Gold	Ishifuku Metal Industry Co., Ltd.*	JAPAN
Gold	Johnson Matthey Inc*	UNITED STATES
Gold	JX Nippon Mining & Metals Co., Ltd.*	JAPAN
Gold	Kennecott Utah Copper LLC*	UNITED STATES
Gold	Kojima Chemicals Co., Ltd*	JAPAN
Gold	LS-NIKKO Copper Inc.*	KOREA, REPUBLIC OF
Gold	Materion*	UNITED STATES
Gold	Matsuda Sangyo Co., Ltd.*	JAPAN
Gold	Metalor Technologies (Hong Kong) Ltd*	HONG KONG
Gold	Metalor Technologies SA*	SWITZERLAND
Gold	Metalor USA Refining Corporation*	UNITED STATES
Gold	Mitsubishi Materials Corporation*	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.*	JAPAN
Gold	Nihon Material Co. LTD*	JAPAN
Gold	Ohio Precious Metals, LLC*	UNITED STATES
Gold	PAMP SA*	SWITZERLAND
Gold	Rand Refinery (Pty) Ltd*	SOUTH AFRICA
Gold	Royal Canadian Mint*	CANADA
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd*	CHINA
Gold	Solar Applied Materials Technology Corp.*	TAIWAN
Gold	Sumitomo Metal Mining Co., Ltd.*	JAPAN
Gold	Tanaka Kikinzoku Kogyo K.K.*	JAPAN
Gold	The Perth Mint*	AUSTRALIA
Gold	Tokuriki Honten Co., Ltd*	JAPAN
Gold	Umicore SA Business Unit Precious Metals Refining*	BELGIUM
Gold	United Precious Metal Refining, Inc.*	UNITED STATES
Gold	Valcambi SA*	SWITZERLAND
Gold	Western Australian Mint trading as The Perth Mint*	AUSTRALIA
Gold	Yantai zhaojin kanfort precious metals incorporated company ETDZ branch	CHINA
Tantalum	Global Advanced Metals Boyertown*	UNITED STATES
Tantalum	H.C. Starck Co., Ltd.*	THAILAND
Tantalum	H.C. Starck GmbH Goslar*	GERMANY
Tantalum	H.C. Starck GmbH Laufenburg*	GERMANY
Tantalum	H.C. Starck Hermsdorf GmbH*	GERMANY
Tantalum	H.C. Starck Inc.*	UNITED STATES
Tantalum	H.C. Starck Ltd.*	JAPAN

Tantalum	H.C. Starck Smelting GmbH & Co.KG*	GERMANY
Tantalum	Jiujiang Tanbre Co., Ltd.*	CHINA
Tantalum	Mitsui Mining & Smelting*	JAPAN
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.*	CHINA
Tantalum	Shanghai Jiangxi Metals Co. Ltd	CHINA
Tantalum	Taki Chemicals*	JAPAN
Tantalum	Ulba*	KAZAKHSTAN
Tin	Alpha*	UNITED STATES
Tin	China Tin Group Co., Ltd.	CHINA
Tin	Cooper Santa*	BRAZIL
Tin	CV United Smelting*	INDONESIA
Tin	EM Vinto*	BOLIVIA
Tin	Fenix Metals	POLAND
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.*	CHINA
Tin	Magnu's Minerais Metais e Ligas LTDA*	BRAZIL
Tin	Malaysia Smelting Corporation (MSC)*	MALAYSIA
Tin	Metallo Chimique	BELGIUM
Tin	Mineração Taboca S.A.*	BRAZIL
Tin	Minsur*	PERU
Tin	Mitsubishi Material*	JAPAN
Tin	Mitsubishi Materials Corporation*	JAPAN
Tin	MSC*	INDONESIA
Tin	OMSA*	BOLIVIA
Tin	PT Bangka Putra Karya*	INDONESIA
Tin	PT Bangka Tin Industry*	INDONESIA
Tin	PT Bukit Timah*	INDONESIA
Tin	PT Eunindo Usaha Mandiri*	INDONESIA
Tin	PT Inti Stania Prima*	INDONESIA
Tin	PT Koba Tin	INDONESIA
Tin	PT Mitra Stania Prima*	INDONESIA
Tin	PT REFINED BANGKA TIN*	INDONESIA
Tin	PT Sariwiguna Binasentosa*	INDONESIA
Tin	PT Stanindo Inti Perkasa*	INDONESIA
Tin	PT Tambang Timah*	INDONESIA
Tin	PT Timah (Persero), Tbk*	INDONESIA
Tin	PT Tinindo Inter Nusa*	INDONESIA
Tin	Rui Da Hung	TAIWAN
Tin	Soft Metais, Ltda.*	BRAZIL
Tin	Thaisarco*	THAILAND
Tin	White Solder Metalurgia e Mineração Ltda.*	BRAZIL
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Tin	Yunnan Tin Company, Ltd.*	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.**	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.*	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.*	CHINA
Tungsten	Global Tungsten & Powders Corp.*	UNITED STATES

Tungsten	Guangdong Xianglu Tungsten Co., Ltd.**	CHINA
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.*	CHINA
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.*	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.*	CHINA
*Smelters or refiners that have been identified by the EICC/GeSI Conflict-Free Smelter Program as “compliant.”
** Smelters or refiners that have been identified by the EICC/GeSI Conflict-Free Smelter Program as "TI-CMC Category A Members Progressing Toward CFSP Validation."